U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                     FORM 3

       Filed pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
       Section  17(a)  of the  Public  Utility  Holding  Company  Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940

1.     Name and Address of Reporting Person

       Westgate International, L.P.
       c/o HSBC Financial Services (Cayman) Limited
       P.O. Box 1109, Mary Street
       Grand Cayman, Cayman Islands, BWI

2.     Date of Event Requiring Statement (Month/Day/Year)

       11/13/00

2.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Issuer Name and Ticker or Trading Symbol

       Vion Pharmaceuticals, Inc. (VION)

5.     Relationship of Reporting Person to Issuer (Check all applicable)

       [ ] Director [ ] Officer (give title below) [x] 10% Owner [ ] Other (specify below)

6.     If Amendment, Date of Original (Month/Day/Year)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person


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Table I      -   Non-Derivative Securities Beneficially Owned


1.     Title of Security (Instr. 4)

             Common Stock

2.     Amount of Securities Beneficially Owned (Instr. 4)

             1,427,769

3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

             D

3.     Nature of Indirect Beneficial Ownership (Instr. 4)

             N/A


Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.



                                  (Page 2 of 3)


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Table II - Derivative  Securities  Beneficially  Owned (e.g.  puts,  calls, warrants, options, convertible securities)


1.     Title of Derivative Security (Instr. 4)


2.     Date Exercisable and Expiration Date (Month/Day/Year)

       Date Exercisable:


       Expiration Date:


3.     Title and Amount of Securities Underlying Derivative Security (Instr. 4)

       Title:


       Amount or Number of Shares:


4.     Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)


6.     Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:


* Intentional misstatement or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Date: November 14, 2000

             WESTGATE INTERNATIONAL, L.P.
             By: Elliott International Capital Advisors, Inc.,
                    as Attorney-in-fact


             By:    /s/ Elliot Greenberg
                           Elliot Greenberg, Vice President

                 *Signature of Reporting Person

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